Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Second Quarter and
Year-to-Date Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced record net income for the second quarter and first half of 2021.

For the quarter ended June 30, 2021, Farmers & Merchants Bancorp reported net income of $16.2 million, an increase of 12.9% from net income of $14.3 million in the second quarter of 2020.  On a per share basis, earnings were $20.45, up 13.4% when compared to $18.03 per weighted average share of common stock outstanding in the second quarter of 2020.  Return on average assets for the second quarter of 2021 was 1.34%, and return on average equity was 14.91%. Additionally, the Company’s net income over the trailing twelve months was $63.2 million ($79.83 per share as reported), as compared to $56.8 million ($71.82 per share as reported) for the same period in the prior year.

Net interest income for the quarter ended June 30, 2021 was $39.8 million, up 12.5% over the same quarter in 2020. The Company’s net interest margin on a tax equivalent basis was 3.52% in the second quarter of 2021, compared to 3.78% in the second quarter of 2020.  The net interest margin in the second quarter of 2021 continued to be impacted by the overall decline in market interest rates. During the quarter the Company declared a dividend of $7.50 per share or $5.9 million, an increase over the $7.25 per share paid in the same period of 2020.  The Company has now paid a dividend for 86 consecutive years and has increased the dividend for 56 consecutive years.  Farmers & Merchants Bancorp remains one of only 32 publicly traded companies designated as a Dividend King by Sure Dividend.

Total assets at quarter-end were $4.9 billion, up 15.7% from the second quarter of 2020. Total loans and leases outstanding reached $3.0 billion at June 30, 2021, and excluding SBA PPP loans, grew $148.4 million, or 5.5%, since the end of second quarter 2020.  Importantly, the Company has been successful in substantially replacing forgiven and repaid SBA PPP loans with new, higher yielding loans.  Total deposits of $4.4 billion increased 16.7% from June 30, 2020.  At quarter-end, total checking deposits represented 60.0% of total deposits compared to 55.3% at June 30, 2020.

The Company’s tier 1 leverage capital ratio was 9.00% at June 30, 2021, and the total capital ratio was 13.25%, resulting in the highest possible regulatory classification of “well capitalized.” Had the Company not participated in the SBA PPP program, the net result would have been a 41 basis point improvement to the June 30, 2021 tier 1 leverage capital ratio, increasing the ratio to 9.41%. The Company’s credit quality remained strong with only $548,000 of non-performing loans and leases at June 30, 2021 and a negligible delinquency ratio of only 0.019% of total loans and leases. Of the $278.1 million of loans we restructured under the CARES Act guidelines, only $176,400 has not yet returned to payment status, whether interest-only or full principal and interest. The Company’s allowance for credit losses was $60.2 million, or 1.99% of total loans and leases (2.10% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program).

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record second quarter net income of $16.2 million in 2021.  We remain focused on generating high quality loan growth while at the same time protecting loan pricing.  These efforts have paid-off handsomely, as our core loan portfolio (exclusive of SBA PPP loans) grew 5.5% year-over-year, something that very few banks can report.  Additionally, our efforts to protect our net interest margin in what is a very difficult interest rate and competitive environment, when combined with continued strong credit quality and careful expense control, allowed us to report strong financial results.

During this difficult time, we have kept all of our branches open and maintained regular business hours.  Our staffing levels have remained stable during the COVID-19 crisis, due to our rigorous adherence to the California public health guidelines.

We continued to participate in the federal government’s Small Business Administration’s Paycheck Protection Program (“PPP”), having funded $494.9 million of loans for over 2,000 customers since the program’s inception (as of June 30, 2021, $167.7 million of these loans remain outstanding).  We have generated $17.9 million of fees for originating these loans, and as of June 30, 2021, $6.2 million of these fees remain to be accreted to income.

From a financial perspective, as reflected by the following June 30, 2021 measures, we remain in a strong financial position as we face this period of ongoing economic uncertainty:

•	ROAA of 1.34% and ROAE of 14.91% in second quarter 2021.

•	Liquidity of $1.6 billion consisting of Fed Funds Sold and high quality Investment Securities;

•	Strong Asset Quality as reflected by only $548,000 of non-performing loans, and a negligible delinquency ratio of 0.019% of total loans;

•	Allowance for Credit Losses of $60.2 million or 1.99% of total loans and leases (2.10% exclusive of government fully guaranteed loans issued under the SBA’s Paycheck Protection Program); and

•	Risk Based Capital Ratio of 13.25%.

Despite current low market interest rates and the potential for continuing economic impacts caused by the COVID-19 health crisis, we remain cautiously optimistic about the outlook for Farmers & Merchants Bancorp’s financial results in 2021.  With increasing vaccination levels in our communities we are hopeful that the worst of COVID-19 is behind us and that all of our market segments will once again grow and prosper economically.  Importantly, we remain cautious and will continue to provide support and assistance to our employees, shareholders, customers and communities during this difficult time.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 14th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains.  In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 86 consecutive years and we have increased dividends for 56 consecutive years. As a result, we are a member of a select group of only 32 publicly traded companies referred to as “Dividend Kings.” Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the state of California.  For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.